                                                                    EXHIBIT 10.4


                          TEXAS GENCO OPTION AGREEMENT

                                     between

                           RELIANT ENERGY CORPORATION

                                       and

                             RELIANT RESOURCES, INC.

ARTICLE I Definitions............................................................................   1
   1.1   Definitions.............................................................................   1
ARTICLE II Organization of Genco LP and Genco....................................................   9
   2.1   Organization of Genco LP................................................................   9
   2.2   Genco Contracts.........................................................................   9
   2.3   Organization of Genco...................................................................   9
   2.4   Genco Employee Matters..................................................................   9
ARTICLE III Grant of Option......................................................................   9
   3.1   Grant of Option.........................................................................   9
   3.2   Exercise of Option......................................................................  10
   3.3   Requirement to Purchase Notes and Receivables...........................................  11
   3.4   Regulatory Conditions to Exercise.......................................................  12
   3.5   Regco Change in Control.................................................................  12
   3.6   Prohibitions on Market Activity.........................................................  12
   3.7   Distributions, etc. Pending the Option Closing Date.....................................  13
   3.8   Commitments Pending the Option Closing Date.............................................  13
   3.9   Regulatory Proceedings..................................................................  13
ARTICLE IV Representations and Warranties of REI.................................................  13
   4.1   Organization; Authorization, etc........................................................  13
   4.2   No Breach or Default....................................................................  13
   4.3   Matters Relating to Genco...............................................................  13
ARTICLE V Representations and Warranties of Resources............................................  14
   5.1   Organization, Authorization, etc........................................................  14
   5.2   No Breach or Default....................................................................  14
ARTICLE VI Covenants of REI and Regco............................................................  14
   6.1   Genco IPO or Genco Spin-off.............................................................  14
   6.2   Ownership; Encumbrances.................................................................  15
   6.3   Operation, etc. of Genco Assets prior to Genco Organization Date........................  15
   6.4   Pre-Genco Public Ownership Date Capital Contributions...................................  15
   6.5   Credit Arrangements.....................................................................  16
   6.6   Governance..............................................................................  16
ARTICLE VII Covenants of Genco...................................................................  16
   7.1   Ordinary Course of Business.............................................................  16
   7.2   Compliance with Laws....................................................................  16
   7.3   Payment of Taxes........................................................................  16
   7.4   Existence...............................................................................  17
   7.5   Maintenance of Insurance................................................................  17
   7.6   Operation and Maintenance and Capital Expenditures......................................  17
   7.7   Compliance with Contracts...............................................................  17
   7.8   No Issuances or Sales of Equity Securities, etc.........................................  18
   7.9   Dividends; No Repurchases of Capital Stock..............................................  18
   7.10  Indebtedness............................................................................  19
   7.11  Negative Pledge.........................................................................  19
   7.12  Other Negative Covenants................................................................  20
   7.13  Reporting Requirements..................................................................  21
   7.14  Obtain PUCT Final Order.................................................................  22

ARTICLE VIII Governance Matters..................................................................  22
   8.1   Board Composition.......................................................................  22
   8.2   Charter and By-law Amendments...........................................................  22
   8.3   Chief Executive Officer.................................................................  22
ARTICLE IX Tax Covenants of REI and Regco........................................................  23
ARTICLE X Tax Matters............................................................................  24
   10.1  Election Under Section 338(h)(10).......................................................  24
   10.2  Tax Returns.............................................................................  25
   10.3  Transfer Taxes..........................................................................  25
   10.4  Indemnification.........................................................................  26
   10.5  Computation of Tax Liabilities..........................................................  26
   10.6  Contest Provisions......................................................................  26
   10.7  Resource's Claiming, Receiving or Using of Refunds and Overpayments.....................  27
   10.8  Resolution of All Tax-Related Disputes..................................................  28
   10.9  Termination of Existing Tax Sharing Agreements..........................................  28
   10.10 Assistance and Cooperation..............................................................  28
ARTICLE XI Dispute Resolution....................................................................  29
ARTICLE XII Miscellaneous........................................................................  29
   12.1  Modifications to this Agreement Arising from Amendment of the Utilities Code............  29
   12.2  Amendments..............................................................................  30
   12.3  Successors and Assignment...............................................................  30
   12.4  Notices.................................................................................  30
   12.5  Governing Law...........................................................................  30
   12.6  Headings................................................................................  30
   12.7  Severability............................................................................  30
   12.8  Counterparts............................................................................  30
   12.9  Rights of the Parties...................................................................  30
   12.10 Reservation of Rights...................................................................  30
   12.11 Entire Agreement........................................................................  31

                          TEXAS GENCO OPTION AGREEMENT

                  This Agreement, dated as of December 31, 2000, between Reliant Energy, Incorporated, a Texas corporation ("REI"), and Reliant Resources, Inc., a Delaware corporation ("Resources");

                  WHEREAS, Section 2.2(h) of the Master Separation Agreement (as defined below) provides for this Agreement to be entered into prior to the sale of shares of common stock of Resources to the public as provided therein;

                  NOW THEREFORE, the parties, in consideration of the premises and for good and valuable consideration agree as follow:

                                    ARTICLE I
                                   Definitions

                  1.1 Definitions. The following terms used in this Agreement have the meanings set forth below:

                  An "Affiliate" of any Person means another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of the foregoing, "control", with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, or by contract or otherwise. The fact that any Person may be deemed at any time an Affiliate of another Person for purposes of the Utilities Code shall not create any implication that such Persons are "affiliates" for purposes of this Agreement. Notwithstanding anything herein to the contrary, no member of the Resources Group shall be deemed an Affiliate of any member of the REI Group and no member of the REI Group shall be deemed an Affiliate of any member of the Resources Group.

                  "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Sections 9601-9675).

                  "Choice Date" means January 1, 2002 or such other date on which retail electric customer choice begins in the traditional service territory of Reliant Energy HL&P pursuant to Section 39.102 of the Utilities Code.

                  "Control Premium Amount" has the meaning set forth in Section 3.1.

                  "Environmental Laws" means all applicable Federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage,

Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq) and all applicable state laws analogous to any of the above.

                  "Environmental Permits" means permits, certificates, certifications, licenses, franchises and other governmental filings, notices, authorizations, consents and approvals under Environmental Laws.

                  "Genco" means the corporation which will become the indirect owner of all the partnership interests in Genco LP as provided in Section 2.3, except that when used in Article VII, Genco shall mean such corporation or Genco LP, as the context may require.

                  "Genco Assets" has the meaning assigned to that term in
Section 1.15 of the Master Separation Agreement, as such assets may exist from time to time, including all additions thereto and betterments, improvements and replacements thereof.

                  "Genco Common Stock" means the common stock, par value $.001 per share, of Genco.

                  "Genco GP LLC" means the limited liability company which will become the 1% general partner of Genco LP.

                  "Genco IPO" means the sale of Genco Common Stock, either in a primary offering by Genco or in a secondary offering by Regco, in an underwritten public offering that results in Regco's ownership of the outstanding Genco Common Stock being reduced from 100% to a percentage not greater than 83% and not less than 80%.

                  "Genco Liabilities" has the meaning assigned to that term in
Section 1.18 of the Master Separation Agreement.

                  "Genco LP" means the limited partnership to which the Genco Assets will be transferred as provided in Section 2.1.

                  "Genco LP LLC" means the limited liability company which will become the 99% limited partner of Genco LP.

                  "Genco Organization Date" means the date the Genco Assets are contributed to Genco LP and the Genco Liabilities are assumed by Genco LP as provided in Section 2.1.

                  "Genco Public Ownership Date" means the date on which a Genco Public Ownership Event occurs.

                  "Genco Public Ownership Event" means the first to occur of (a) the closing of the first sale of Genco Common Stock to the underwriters pursuant to a Genco IPO or (b) the distribution date for a Genco Spin-off that is a distribution or the date shares are accepted for exchange in a Genco spin-off accomplished by means of an exchange offer.

                  "Genco Spin-off" means either (a) a distribution by Regco with respect to its outstanding Common Stock of at least 19%, but not more than 20%, of the Genco Common Stock owned by it or (b) the consummation by Regco of an exchange offer to holders of its outstanding common stock in which Regco transfers at least 19%, but not more than 20%, of the Genco Common Stock owned by it to such holders in exchange for Regco's common stock held by such holders, in either case resulting in Regco's ownership of the outstanding Genco Common Stock being reduced to a percentage not greater than 81% and not less than 80%.

                  "Good Operating Practices" mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric generation industry or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with reliability, safety and expedition during the relevant time period. Good Operating Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the industry.

                  "Governmental Approvals" has the meaning assigned to that term in the Master Separation Agreement.

                  "Governmental Authority" means any federal, state, local or other governmental regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

                  "Hazardous Substances" or "hazardous substances" means (a) any petrochemical or petroleum products, coal ash, oil, radioactive materials, radon gas, asbestos in any form that is friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains levels of polychlorinated biphenyls in excess of 50 parts per million, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

                  "Indebtedness" of any Person means, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services,
(f) all

Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

                  "Independent Director" means a director of Genco who (a) meets the independence requirements for audit committee members under the rules of the principal national securities exchange or automated quotation system on which the Genco Common Stock is listed or reported and (b) is not otherwise a director, officer or employee of Regco or of Resources or of any of their Subsidiaries.

                  "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clauses (f) or (g) of the definition of "Indebtedness" in respect of such Person.

                  "Liabilities" means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any law, rule, regulation, action, order, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

                  "Master Separation Agreement" means the Master Separation Agreement dated as of December 31, 2000 between REI and Resources.

                  "Material Adverse Effect" means an effect that is or could be expected to be materially adverse to the business, assets, condition (financial or otherwise), prospects, properties or results of operations of Genco, or prior to the Genco Organization Date, of the Genco Assets or the business and operations conducted with the Genco Assets.

                  "Mortgage" means the Mortgage and Deed of Trust, dated November 1, 1944 between Houston Lighting & Power Company and Chase Manhattan Bank National Association (successor to South Texas Commercial National Bank of Houston) as Trustee, as amended and supplemented.

                  "Option" means the option granted to Resources pursuant to
Article III of this Agreement.

                  "Option Closing Date" means the date on which delivery of and payment for the Shares is made pursuant to Section 3.2 or Section 3.5, as applicable.

                  "Option Exercise Date" means the date on which Resources gives notice of exercise of the Option pursuant to Section 3.1.

                  "Option Expiration Date" means January 24, 2004.

                  "Option Period" means the period beginning at 8:00 a.m. on January 10, 2004 and ending at 5:00 p.m., Houston time on the Option Expiration Date, or such other period during which the Option may be exercised as may be established pursuant to Section 3.5.

                  "Permits" means permits, certificates, certifications, licenses, franchises and other filings, notices, authorizations, consents and approvals of any Governmental Authority (other than Environmental Permits).

                  "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Authority.

                  "Pricing Period" has the meaning specified in Section 3.1.

                  "PUCT" means the Public Utility Commission of Texas.

                  "Regco" means the corporation that will be organized by REI and, by means of a merger of a wholly owned subsidiary of Regco with and into REI, that will become a holding company for REI's regulated businesses, as described in Article VI of the Master Separation Agreement; provided, however, that if any provision of this Agreement referring to Regco applies at a time when Regco has not become such a holding company, references to Regco in such provision shall be deemed to refer to REI or the ultimate parent entity of REI, as the case may be.

                  A "Regco Change in Control Event" shall be deemed to have occurred upon the occurrence of any of the following events:

                  (a) 30% OWNERSHIP CHANGE: Any Person makes an acquisition of Outstanding Regco Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Regco Voting Stock, unless such acquisition is made directly from Regco in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is or becomes the beneficial owner of 30% or more of the Outstanding Regco Voting Stock; or

                  (b) BOARD MAJORITY CHANGE: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Regco Board; or

                  (c) MAJOR MERGERS AND ACQUISITIONS: Consummation of a Regco Business Combination unless, immediately following such Regco Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Regco Voting Stock immediately prior to such Regco Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the parent corporation resulting from such Regco Business Combination in substantially the same relative proportions as their ownership, immediately prior to such Regco Business Combination, of the Outstanding Regco Voting Stock, (ii) if the Regco Business Combination involves the issuance or payment by Regco of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Regco Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Regco Voting Stock plus the principal amount of Regco's consolidated long-term debt (in each case, determined immediately prior to such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Regco Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Regco Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Regco Business Combination were Incumbent Directors of Regco immediately prior to consummation of such Regco Business Combination; or

                  (d) MAJOR ASSET DISPOSITIONS: Consummation of a Major Regco Asset Disposition unless, immediately following such Major Regco Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Regco Voting Stock immediately prior to such Major Regco Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of Regco (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the board of directors of Regco (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors immediately prior to consummation of such Major Regco Asset Disposition.

For purposes of the foregoing,

                  (1) the term "beneficial owner" is used as it is defined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  (2) the term "election contest" is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

                  (3) the term "group" is used as it is defined for purposes of
         Section 13(d)(3) of the Exchange Act;

                  (4) the term "Incumbent Director" means a director of Regco
         (x) who was a director of Regco immediately following the Restructuring Merger or (y) who becomes a director subsequent to the date of the Restructuring Merger and whose election, or nomination for election by Regco's stockholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director shall not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

                  (5) the term "Major Regco Asset Disposition" means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of Regco and its subsidiaries on a consolidated basis;

                  (6) the term "Outstanding Regco Voting Stock" means outstanding voting securities of Regco entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Regco Voting Stock (or of other voting stock) shall be determined based on the combined voting power of such securities;

                  (7) the term "parent corporation resulting from a Business Combination" means Regco if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns Regco or all or substantially all the Regco either directly or through one or more subsidiaries; and

                  (8) the term "Regco Board" means the board of directors of Regco; and

                  (9) the term "Regco Business Combination" means (x) a merger or consolidation involving Regco or its stock or (y) an acquisition by Regco, directly or through one or more subsidiaries, of another entity or its stock or assets;

and any specified percentage or portion of the assets of Regco shall be based on fair market value, as determined by a majority of the Incumbent Directors.

                  "Regular Cash Dividends" means regular quarterly cash dividends by Genco meeting the requirements of Section 7.9.

                  "Regulatory Conditions to Exercise" has the meaning set forth in Section 3.4.

                  "Regulatory Conditions to Genco Public Ownership Event" has the meaning set forth in Section 6.1.

                  "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

                  "Restructuring Date" means the date on which the merger of a wholly owned subsidiary of Regco with and into REI as provided in Section 6.2(g) of the Master Separation Agreement becomes effective.

                  "Restructuring Merger" means the merger referred to in the definition of Restructuring Date.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Shares" means the shares of Genco Common Stock subject to the Option, which shall not include the Genco Common Stock sold or distributed in the Genco Public Ownership Event.

                  "Subsidiary" of a Person means (i) any corporation, association or other business entity of which 50% or more of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) or
(b) the only general partners or members of which are such Person or one or more of the other Subsidiaries of such Person (or any combination thereof). For purposes of this Agreement, however, neither Resources nor any Subsidiary of Resources, nor Genco nor any Subsidiary of Genco shall be deemed to be a Subsidiary of either REI or of Regco.

                  "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

                  "Taxes" mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, fuel, gas import, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any governmental entity, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and shall include all liability for the payment of any consolidated or combined income taxes (including, without limitation, any United States federal consolidated income tax liability) that is payable as a result of being a member of, and which may be imposed upon, any affiliated group (as defined in Section 1504(a) of the Code or other applicable law) of which Genco is a member, and the term "Tax" means any one of the foregoing Taxes.

                  "Utilities Code" means the Utilities Code of Texas.

                                   ARTICLE II
                       Organization of Genco LP and Genco

                  2.1 Organization of Genco LP. REI agrees, prior to the Restructuring Merger, and in any case no later than December 31, 2001, to cause the Genco Assets to be contributed to Genco LP free and clear of the lien of the Mortgage and all other liens and security interests securing any Indebtedness, and to cause Genco LP to assume the Genco Liabilities, all pursuant to and in accordance with Article VI and Section 8.1 of the Master Separation Agreement. After giving effect to such transactions, all of the outstanding partnership interests in Genco LP shall be owned initially by REI, indirectly through Genco GP LLC and Genco LP LLC. On the Restructuring Date, Regco shall become the owner of such partnership interests, indirectly through Genco GP LLC and Genco LP LLC.

                  2.2 Genco Contracts. On the Genco Organization Date, REI will cause to be assigned to Genco the Technical Services Agreement between REI and Resources and Genco will assume the obligations of REI thereunder.

                  2.3 Organization of Genco. Prior to the Genco Public Ownership Date, Regco shall organize Genco and contribute to Genco all of Regco's interests in Genco GP LLC and Genco LP LLC. Immediately following such transactions, all outstanding shares of Genco Common Stock shall be owned by Regco, unless at such time the Restructuring Merger shall not have been effected, in which case all outstanding shares of Genco Common Stock shall be owned by REI. In connection with the organization of Genco, REI shall cause Genco's certificate of incorporation to contain a provision electing not to be governed by Section 203 of the Delaware General Corporation Law or Articles
13.01 et seq. of the Texas Business Corporation Act, as applicable.

                  2.4 Genco Employee Matters. Effective no later than the earlier of the Distribution Date and January 1, 2002, REI shall transfer to Genco LP all personnel employed by REI who are assigned to generating plants and other facilities owned by Genco LP, together with other employees identified by REI as energy production employees who are directly supporting the functions of Genco LP. Prior to such effective date, REI shall complete any necessary consultations with labor organizations. In accordance with the Employee Matters Agreement, REI shall cause benefit and welfare plans to be in place for employees of Genco as of the effective date of the transfer of employment.

                                   ARTICLE III
                                 Grant of Option

                  3.1 Grant of Option. Subject to the terms and conditions and in reliance on the representations and warranties herein set forth, REI hereby grants to Resources the option to purchase, during the Option Period, all (but not less than all) of the shares of Genco Common Stock owned by Regco at the time of exercise (which shall not include the shares of Genco Common Stock sold or distributed in the Genco Public Ownership Event) for an aggregate price equal to the sum of (a) the product of (x) the average daily closing price per share of the Genco Common Stock on the principal national securities exchange on which the Genco Common Stock is traded over the 30 consecutive trading days out of the 120 trading days ending

January 9, 2004 (the "Pricing Period") which result in the highest average closing price for any such 30 trading day period and (y) the number of shares of Genco Common Stock so owned by Regco, (b) any applicable Control Premium Amount and (c) any adjustment (whether positive or negative) required by Section 7.9. The Option shall also be exercisable prior to the Option Period in the circumstances set forth in Section 3.5 for the price and on the terms set forth therein. The Control Premium Amount shall apply to the extent that the PUCT includes a control premium in the valuation of Genco pursuant to Section 39.262(h)(3) of the Utilities Code, and shall equal the amount of the control premium so determined to exist, but shall in no event exceed 10% of the amount determined under clause (a) of the first sentence of this Section 3.1. In the event of any stock dividend, stock split or combination affecting the Genco Common Stock during the Pricing Period, appropriate proportionate adjustments shall be made in the computation of the average daily closing price pursuant to this Section 3.1.

                  Notwithstanding anything to the contrary herein, the Option shall not be exercisable unless the Distribution (as defined in the Master Separation Agreement) has occurred. If at any time the Option is exercisable hereunder the Restructuring Date has not occurred, or for any other reason the Genco Common Stock is held by REI or one or more other Subsidiaries of REI or Regco rather than by Regco, the Option shall be an option to purchase all of the Genco Common Stock held by REI or such other Subsidiary or Subsidiaries.

                  3.2 Exercise of Option. Resources may exercise the Option by giving written notice thereof to Regco during the Option Period. Subject to compliance with Section 3.3, and to satisfaction of the Regulatory Conditions to Exercise, delivery of and payment for the Shares (assuming the Option has been so exercised) shall be made at 10:00 A.M., Houston time, on the later of (a) the third business day following the giving of such notice (or such other date as the parties agree) and (b) the first business day following the satisfaction of the Regulatory Conditions to Exercise (satisfaction of which shall be a condition precedent to such delivery and payment) (which date shall be the "Option Closing Date"), provided that if the amount of any Control Premium Amount included in the exercise price has not been determined by Final Order of the PUCT prior to the date for delivery and payment so determined, the payment made on the date so determined shall exclude any Control Premium Amount and such Control Premium Amount shall be paid in immediately available funds no later than 5 business days after the PUCT issues a Final Order determining market value under Section 39.262(h)(3) of the Utilities Code. Delivery of the Shares shall be made to Resources against payment by Resources of the purchase price by wire transfer payable in same-day funds to the account specified by Regco. Delivery of the Shares shall be made by delivery to Resources of stock certificates representing the Shares, accompanied by appropriate stock powers or other instruments in proper form to effect such transfer. If Resources determines prior to the Option Period and within one year prior to the anticipated Option Closing Date that it intends in good faith, subject to economic conditions and other reasonable assumptions identified at such time, to exercise the Option, it and Regco shall make all appropriate regulatory filings, including filings under the Hart-Scott-Rodino Antitrust Improvements Act ("H-S-R") and the Nuclear Regulatory Commission, with a view to obtaining required approvals or expiration or termination of the applicable waiting period prior to the Option Exercise Date. Regco and Resources shall use commercially reasonable efforts to cause all other Regulatory Conditions to Exercise to be satisfied as promptly as practicable after the Option Exercise Date.

                  If Resources exercises the Option and all other Regulatory Conditions to Exercise have not been satisfied by the expiration or termination of the H-S-R waiting period, Resources shall deposit the payment for the Shares in an interest bearing account with an escrow agent mutually acceptable to Resources and Regco, and Genco shall execute a power sales agreement with Resources under which Genco shall sell to Resources or its designee all of Genco's available capacity (after deducting requirements to satisfy prior obligations and amounts it is required to sell to third parties under PUCT rules) at market-based rates until the earlier of the Option Closing Date described above and May 31, 2005. At the Option Closing Date, the escrow agent holding the payment for the shares shall remit to Regco the entire amount deposited by Resources, plus all interest accrued and unpaid to the Option Closing Date, net of dividends paid to Regco during the period such funds are held in escrow. During the continuation of the power sales agreement, Resources shall be obligated to advance, on the same terms credit is extended by Regco pursuant to Section 6.5, all amounts required by Genco for capital expenditures, and shall also pay for power purchased under the power sales agreement pursuant to the terms thereof. If the Option Closing Date has not occurred by May 31, 2005, the rights of the parties under this Agreement shall terminate (except for the obligations of Regco to reimburse Resources as set forth in the next sentence), the escrow shall be terminated and all funds deposited with the escrow agent, together with interest accrued thereon, shall be paid to Resources. Within five business days following such termination, Regco shall cause Genco to repay, or shall otherwise reimburse Resources for, all unrepaid advances made to fund Genco's capital expenditures during the continuation of the power sales agreement as provided above.

                  3.3 Requirement to Purchase Notes and Receivables. It shall be a condition to Resource's right to exercise the Option that Resources shall purchase from Regco (or any Subsidiary of Regco, as applicable) any notes and other receivables owed by Genco to Regco or any Subsidiary of Regco as of the Option Closing Date (other than Indebtedness incurred pursuant to Section 6.5 which establishes specified terms for repayment, the repayment of which shall be governed by the terms thereof), at an amount equal to the outstanding principal amount thereof plus any accrued and unpaid interest thereon to such date. If there are any notes or other receivables owed by Regco or any Subsidiary of Regco to Genco as of the Option Closing Date, Resources shall assume the obligations of the obligors on such notes and other receivables and in consideration for the making of such assumption, Regco shall pay (or cause its Subsidiary obligor to pay, as applicable) to Resources an amount equal to the outstanding principal amount thereof plus any accrued and unpaid interest thereon to such date. Regco shall provide an estimate of such amounts owed by and to Genco and reasonably available supporting detail within two business days following any request by Resources during the Option Period or during the ten business days prior thereto, and within one business day after the giving of the notice of exercise pursuant to Section 3.2. The estimated amounts notified to Resources following the giving of the notice of exercise shall be paid by Resources, or by Regco or the appropriate Subsidiary obligor, as applicable, in same-day funds at the same time payment is made for the purchase of the Shares. Any variation in the actual amounts outstanding as of the Option Closing Date from the estimated amounts on the basis of which payment was made on the Option Closing Date shall be determined as soon as practicable and payments made from Resources to Regco, or from Regco to Resources, as applicable, so that the amounts paid on the Option Closing Date, as adjusted to reflect such additional payments, are equal to the amounts payable on the basis of the actual amounts outstanding.

                  3.4 Regulatory Conditions to Exercise. (a) The purchase and sale of the Shares pursuant to the exercise of the Option shall be subject to the satisfaction of following conditions precedent (collectively, the "Regulatory Conditions to Exercise"):

                  (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated; and

                  (ii) any approval by the SEC, the Nuclear Regulatory Commission or any other regulatory agency then having jurisdiction over the transfer of the Shares upon exercise of the Option or the ownership by Resources of the Shares that is required by law to be obtained prior to the transfer of the Shares or in order for Resources to exercise full rights of ownership with respect thereto shall have been obtained and shall be in full force and effect.

                  (b) Regco shall use its best efforts to expedite all regulatory approvals, including initiation of share transfer approval proceedings before the Nuclear Regulatory Commission prior to the Option Exercise Date as soon as reasonably practical after receiving a non-binding notice from Resources prior to the commencement of the Option Period stating that the current intention of Resources is to exercise the Option.

                  3.5 Regco Change in Control. If a Regco Change in Control Event occurs, and the Pricing Period specified in Section 3.1 has not been completed, then the Option shall become exercisable on the terms specified in this Section 3.5, including the modifications set forth in this Section 3.5 to the determination of the exercise price therefor and the time and manner of payment of the exercise price. In such event, Resources may exercise the option by giving written notice thereof to Regco at any time after the occurrence of the Regco Change in Control Event (provided the Genco Public Ownership Date has occurred and at least 30 trading days have occurred thereafter) and prior to the Option Expiration Date. If the Pricing Period has not been completed at the time the notice of exercise is given, the option price payable on the Option Closing Date shall be determined on the same basis as set forth in Section 3.1 except that the Pricing Period shall be the 30 consecutive trading days out of the 120 trading days (or if there have not been 120 trading days, out of such shorter period during which trading has occurred) ending on the date the notice of exercise is given. At such time as the Option Period would have commenced absent the occurrence of a Regco Change in Control Event a computation of the exercise price shall be made in accordance with Section 3.1, including the determination of any Control Premium Amount, and if that computation results in an exercise price lower than has been paid by Resources on the Option Closing Date, the difference shall be repaid by Regco to Resources as an adjustment to the exercise price. There shall be no such adjustment if such computation results in an exercise price higher than that paid on the Option Closing Date. Except as modified by this Section 3.5, the provisions of Article III shall apply to any exercise of the Option pursuant to this Section 3.5.

                  3.6 Prohibitions on Market Activity. Prior to the Option Exercise Date or, if the option is not exercised, the Option Expiration Date, neither REI, Resources nor Genco shall, directly or indirectly through any Subsidiary or other Person, purchase, sell, contract to purchase or sell, or otherwise acquire or dispose of, any shares of Genco Common Stock or any options, warrants, rights, convertible securities or other securities convertible into or exercisable or exchangeable for Genco Common Stock.

                  3.7 Distributions, etc. Pending the Option Closing Date. On and after the commencement of the Pricing Period through and including the Option Closing Date, Genco shall not declare any dividend or other distribution with respect to the Genco Common Stock except for Regular Quarterly Dividends consistent with past practices.

                  3.8 Commitments Pending the Option Closing Date. On and after the Option Exercise Date through and including the Option Closing Date, Genco shall not enter into any long term contract or commitment for the purchase of fuel or for the purchase or sale of power (including any such contract or commitment reasonably expected to require performance or payment after the Option Closing Date) without prior consultation with, and the consent of, Resources, such consent not to be unreasonably withheld.

                  3.9 Regulatory Proceedings. To the extent permitted by court or agency rules, Resources shall be entitled to participate jointly with Regco in all Regulatory Proceedings (as defined in the Master Separation Agreement) pertaining in any way to the value of Genco or to the Option.

                                   ARTICLE IV
                      Representations and Warranties of REI

                  REI hereby represents and warrants to Resources as follows:

                  4.1 Organization; Authorization, etc.. REI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. All necessary corporate action on the part of REI to authorize the entering into and performance of this Agreement has been duly and validly taken. This Agreement is a valid and binding obligation of REI.

                  4.2 No Breach or Default. None of the execution, delivery or performance of this Agreement by REI or the assumption or performance by Regco of the obligations hereunder required to be performed by it will constitute a breach of or a default under any provision of the articles of incorporation or bylaws of REI or similar constituent documents of Regco or of any note, mortgage, indenture, loan or credit agreement, contract or other agreement to which either REI or Regco is a party or by which either of them is bound or to which any material assets or property of either of them is subject.

                  4.3 Matters Relating to Genco. On and following the Genco Organization Date, Genco will be duly organized, validly existing and in good standing under the laws of its state of incorporation. All the outstanding shares of Genco Common Stock issued prior to the purchase by Resources of the Shares pursuant to the exercise of the Option will be duly authorized and validly issued, fully paid and nonassessable and free of any preemptive or similar rights. All the partnership interests of Genco LP will be validly issued, and following the transactions described in Section 2.3, Genco will be the sole beneficial owner thereof (indirectly through Genco GP LLC and Genco LP
LLC). At all times during the Option Period and prior to the Option Closing Date Regco will be the record and beneficial owner of the Shares free and clear of all liens, encumbrances, equities and claims, and assuming that Resources acquires the Shares upon payment therefor as provided in
Section 3.2 without notice of any adverse claim (within the meaning of Section
8.105 of the Texas Business and Commerce Code (the "UCC")), no action based on an adverse claim (within the meaning of Section 8.105 of the UCC) may be asserted against Resources with respect to the Shares.

                                    ARTICLE V
                   Representations and Warranties of Resources

                  Resources hereby represents and warrants to REI as follows:

                  5.1 Organization, Authorization, etc.. Resources is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All necessary corporate action on the part of Resources to authorize the entering into and performance of this Agreement has been duly and validly taken. This Agreement is a valid and binding obligation of Resources.

                  5.2 No Breach or Default. None of the execution, delivery or performance of this Agreement by Resources will constitute a breach of or a default under any provision of the certificate of incorporation or bylaws of Resources or of any note, mortgage, indenture, loan or credit agreement, contract or other agreement to which Resources is a party or by which it is bound or to which any of its material assets or property is subject.

                                   ARTICLE VI
                           Covenants of REI and Regco

                  REI covenants and agrees, for itself and on behalf of Regco, to comply with the covenants set forth in this Article VI until the Option Closing Date or, if the Option is not exercised, the Option Expiration Date. In connection with the transactions occurring on the Restructuring Date, REI covenants and agrees to cause Regco to expressly assume the obligations under this Agreement required to be performed by REI and by Regco.

                  6.1 Genco IPO or Genco Spin-off. Regco will use its best efforts to satisfy all Regulatory Conditions to Genco Public Ownership Event on or prior to June 30, 2002. Subject only to the satisfaction of such conditions, Regco will cause a Genco Public Ownership Event to occur on or prior to June 30, 2002. The "Regulatory Conditions to Genco Public Ownership Event" are that:

                  (a) Any material Governmental Approvals necessary under applicable law to effect the Genco Public Ownership Event shall have been obtained and be in full force and effect; and

                  (b) No order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the Genco Public Ownership Event shall be in effect.

                  6.2 Ownership; Encumbrances. From the Genco Organization Date through and including the Option Closing Date or, if the Option is not exercised, the Option Expiration Date, Regco will not (a) sell, contract to sell, grant or enter into any option providing for the sale of, or otherwise transfer or dispose of, directly or indirectly, any partnership interests in Genco LP or any Subsidiary of Genco LP or Genco (other than transfers thereof pursuant to the restructuring transactions expressly contemplated herein) or any Genco Common Stock or any options, warrants, rights, convertible securities or other securities convertible into or exercisable or exchangeable for such partnership interests or Genco Common Stock, other than pursuant to (i) the Genco IPO or the Genco Spin-off (ii) the sale of the Shares pursuant to the Option or (iii) in the event the Genco Public Ownership Event is a Genco IPO which does not result in Regco's ownership of the outstanding Genco Common Stock being reduced to 81% or less, the sale prior to the commencement of the Pricing Period of Shares in an amount sufficient to result in a reduction of Regco's ownership of the outstanding Genco Common Stock to such level, but not below 80%, so that Regco may use the partial stock valuation method specified in
Section 39.262(h)(3) of the Utilities Code or (b) mortgage, pledge, assign or encumber any partnership interests in Genco LP or Genco (or any Subsidiary of Genco LP or Genco), or any Genco Common Stock.

                  6.3 Operation, etc. of Genco Assets prior to Genco Organization Date. Prior to the Genco Organization Date, REI will:

                           6.3.1 Operate the Genco Assets and the business
                  conducted therewith in the ordinary course of business consistent with past practices and Good Operating Practices;

                           6.3.2 Comply with all applicable laws and regulations
                  applicable to the Genco Assets, including without limitation all Environmental Laws, except where failure to do so would not result in a Material Adverse Effect;

                           6.3.3 With respect to the Genco Assets, comply with
                  Sections 7.5, 7.6, 7.7, 7.8, 7.9 and 7.12 as though named therein as Genco.

                           6.3.4 Not pledge, mortgage, hypothecate or grant a
                  security interest in, or permit any mortgage, pledge, security interest or other lien upon any Genco Assets to secure any Indebtedness except pursuant to the Mortgage.

                  6.4 Pre-Genco Public Ownership Date Capital Contributions. Following the Genco Organization Date and prior to the Genco Public Ownership Date, Regco will lend to, or contribute to the capital of, Genco LP (and after its organization Genco, which Regco shall cause to make corresponding loans or capital contributions to Genco LP) from time to time such funds as may be necessary, together with other funds of Genco LP (and Genco, as applicable), to enable Genco LP (and Genco, as applicable) to operate its business in the ordinary course consistent with past practices and Good Operating Practices, to satisfy its debts and other obligations and to fulfill its covenants set forth in Article VII of this Agreement. On or prior to the Genco Public Ownership Date, Regco shall take such commercially reasonable action as may be appropriate (which actions may include without limitation contributions to the capital of Genco, causing Genco to declare and pay dividends, lending funds to Genco or arranging for

Genco to borrow from others, or causing Genco to repay loans theretofore made) to cause Genco to have a capital structure appropriate, in the judgment of Regco's board of directors, for the satisfactory marketing of Genco Common Stock in a Genco IPO or to establish a satisfactory trading market for the Genco Common Stock following a Genco Spin-off, as applicable. Except as provided in this Section 6.4, Regco shall have no obligation to contribute to the capital of Genco or otherwise provide equity to Genco.

                  6.5 Credit Arrangements. On or prior to the Genco Public Ownership Date, Regco shall establish commercially reasonable terms and conditions (which shall be determined by Regco on the basis of its judgment as to the terms Genco could obtain from an unaffiliated lender) under which it will lend funds to Genco from time to time upon the request of Genco on or prior to the earlier of the Option Closing Date and the Option Expiration Date.

                  6.6 Governance. From and after the Genco Public Ownership Date until the Option Closing Date or, if the Option is not exercised, the Option Expiration Date, Regco shall comply with the provisions applicable to it contained in Article VIII and shall exercise its rights as a stockholder of Genco and otherwise use its best efforts to enable and cause Genco to comply with the provisions applicable to it contained in Article VIII.

                                   ARTICLE VII
                               Covenants of Genco

                  REI shall cause Genco, in connection with the organization of Genco pursuant to Article II, to execute and deliver an undertaking in favor of Resources to observe and comply with the covenants set forth in this Article VII expressed as obligations of Genco. Prior to the Genco Public Ownership Date, Regco shall cause Genco LP to observe and comply with such covenants. All covenants contained in this Agreement that do not by their terms terminate or cease to apply at an earlier date shall terminate upon the Option Closing Date or, if the option is not exercised, on the Option Expiration Date.

                  7.1 Ordinary Course of Business. On and after the Genco Organization Date, Genco will conduct, and cause each of its Subsidiaries to conduct, its business in the ordinary course, consistent with its past practices and those of REI and with Good Operating Practices.

                  7.2 Compliance with Laws. On and after the Genco Organization Date, Genco will comply, and will cause each of its Subsidiaries to comply, with all applicable laws and regulations applicable to Genco or the Genco Assets, including without limitation all Environmental Laws, except where failure to do so would not result in a Material Adverse Effect and is consistent in all material respects with Good Operating Practices.

                  7.3 Payment of Taxes. On and after the Genco Organization Date, Genco will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon Genco or any of its Subsidiaries or upon the income, profits or property of Genco or any of its Subsidiaries, and
(2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Genco or any of its Subsidiaries; provided, however, that Genco shall not be required to pay or discharge or cause to be paid, or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

                  7.4 Existence. On and after the Genco Organization Date, Genco and Genco LP will each do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence or partnership existence, as the case may be.

                  7.5 Maintenance of Insurance. Genco shall maintain insurance coverage for Genco and its Subsidiaries with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in the electric generation industry and owning similar assets in the same general areas in which Genco operates.

                  7.6 Operation and Maintenance and Capital Expenditures. (a) Genco shall operate and maintain the Genco Assets in the ordinary course of business in a manner consistent with past practices (including the past practices of REI) and in that connection shall, subject to Section 7.6(b), make expenditures for operation, maintenance and repair of the Genco Assets and for additions to and replacements, betterments and improvements of property, plant and equipment included therein, such as are necessary to maintain and keep them in good condition, repair and working order, supplied with all necessary equipment, and capable of operation in compliance in all material respects with all applicable laws (including Environmental Laws), all in a manner consistent with good electric generation industry business practices, reliability, safety and expedition. Genco shall not abandon or permanently retire any of its generation units, but may mothball units if and to the extent its Board of Directors determines in good faith that it is economically warranted to do so.

                  (b) Capital expenditures for environmental compliance projects reflected in the estimated expenditures set forth on Schedule 7.6(b), shall be made unless and to the extent (i) such expenditures are determined by final order of the PUCT no longer subject to rehearing by the PUCT not to be recoverable as stranded costs under the Utilities Code, in which case Genco may cease making such expenditures as are determined not to be recoverable and shall promptly give notice to Resources of any determination to cease making such expenditures and the basis therefor or (ii) such expenditures relate to generation units Genco has determined, in accordance with Good Operating Practices, to mothball, provided that prior to ceasing such expenditures Genco shall have provided Resources with its written analysis in reasonable detail supporting the decision to mothball the unit. It is understood that the amounts set forth on Schedule 7.6(b) are current estimates and that actual required expenditures for the projects may be greater or less than such amounts.

                  7.7 Compliance with Contracts. Genco will observe and comply in all material respects with its covenants and obligations contained in the agreements specified in Section 2.2. Genco will, except to the extent failure to do so would be consistent with Good Operating Practices and would not have a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, in all material respects with all other material contracts for fuel supply and the purchase or sale of power.

                  7.8 No Issuances or Sales of Equity Securities, etc. Neither Genco LP, Genco nor any of their respective Subsidiaries will issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, directly or indirectly, any of Genco LP's partnership interests or any shares of Genco's capital stock of any class or any options, warrants, rights or convertible securities or other securities convertible into or exercisable or exchangeable for any such partnership interests or shares of Genco's capital stock, other than (a) the issuance of partnership interests issued upon Genco's organization as described in Article II and related transfers thereof in connection with such organization, (b) Genco Common Stock initially issued to Regco as provided in Section 2.3 and thereafter issued to the holders of Genco Common Stock in respect thereof in connection with any reclassification, stock dividend or stock split, (c) Genco Common Stock sold by Genco in the IPO, (d) the sale of Shares pursuant to the Option, or (e) in the event the Genco Public Ownership Event is a Genco IPO which does not result in Regco's ownership of the outstanding Genco Common Stock being reduced to 81% or less, the sale prior to the commencement of the Pricing Period of Shares, in an amount sufficient to result in a Reduction of Regco's ownership of the outstanding Genco Common Stock to such level, but not below 80%, so that Regco may use the partial stock valuation method specified in Section 39.262(h)(3) of the Utilities Code.

                  7.9 Dividends; No Repurchases of Capital Stock. For the period beginning on the Genco Public Ownership Date and extending through the end of the Pricing Period, Genco shall establish a dividend policy under which it will distribute to its shareholders through regular quarterly cash dividends complying with this Section 7.9 ("Regular Cash Dividends") all its annual earnings which it may lawfully distribute to shareholders under corporate law or applicable regulatory restrictions. The goal of such policy shall be to pay out through dividends all earnings and at the same time maintain consistent levels of dividend payments during the year without requiring unusual or large payments. To implement such payment policy, the initial Genco dividend set at the Genco Public Ownership Date shall be based on estimated earnings for the remainder of the calendar year in which the Genco Public Ownership Date occurs. To the extent that dividends paid for any year are greater or less than actual earnings for that year (or, in the case of the year in which the Genco Public Ownership Event occurs, the portion of the year after the occurrence of the Genco Public Ownership Event), the Regular Cash Dividend for the ensuing calendar year shall be increased or decreased as appropriate to reflect that overage or underage in earnings paid out.

                  If Resources exercises the Option, the purchase price for the Shares shall be adjusted for the difference between:

                  (a) the actual earnings per share of Genco from the Genco Public Ownership Date to the earlier of (x) the Option Closing Date or
         (y) if the Option Closing Date is delayed as contemplated in Section 3.2, the date Resources deposits payment for the Shares with an escrow agent pursuant to such Section multiplied by the number of Shares, and

                  (b) the dividends per share paid by Genco to Regco during such period multiplied by the number of Shares.

                  To the extent such dividends have been less than such earnings, the Option Price shall be adjusted upward for the difference, and to the extent such dividends exceed such earnings, the option price shall be credited with that difference. If and to the extent financial statements are not available to permit the earnings for such period to be calculated at the date such payment is to be made, the payment shall be made as promptly thereafter as practicable. Earnings for any portion of a fiscal quarter shall be calculated by pro rating earnings for the entire quarter based on the number of days in that portion.

                  From and after the Genco Public Ownership Date, Genco will not declare, set aside or pay any dividend payable in cash, stock or property, except for (a) Regular Cash Dividends, or (b) dividends payable solely in Genco Common Stock for which, if occurring during the Pricing Period, an adjustment is made pursuant to Section 3.1. Genco will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire for value any shares of Genco Common Stock.

                  7.10 Indebtedness. Following the Genco Public Ownership Date, Genco will not, and will not permit any of its Subsidiaries to, incur, assume or otherwise become liable in respect of any Indebtedness except to satisfy requirements for operating and maintenance expenditures and capital expenditures in accordance with the terms of this Agreement, to meet working capital needs and to refund or refinance Indebtedness incurred for any of the foregoing purposes. Genco will not, and will not permit and of its Subsidiaries to, incur, assume or otherwise become liable in respect of any Indebtedness incurred for the purpose of making any expenditure in violation of Section 7.12.

                  7.11 Negative Pledge. Genco will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any Genco Assets to secure any Indebtedness, provided, however, that this restriction shall not apply to or prevent the creation or existence of:

                  (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by Genco or within one year after such time to secure all or a portion of the purchase price for such property or assets;

                  (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by Genco (whether or not the obligations secured thereby are assumed by Genco or any Subsidiary);

                  (c) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance permitted by subsection
         (a) or (b) above on substantially the same property or assets theretofore subject thereto;

                  (d) any mortgage, pledge, security interest, lien or encumbrance in favor of Genco; or

                  (e) any mortgage, pledge, security interest, lien or encumbrance created or assumed by Genco in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Genco.

                  For the purpose of this Section 7.11, "security interest" shall include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from Genco in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor.

                  7.12 Other Negative Covenants. Genco will not, except as (x) contemplated by this Agreement, (y) described in Schedule 7.12, or (z) required under applicable law or by any Governmental Authority:

                           7.12.1 Make any material change in the levels of
                  inventories customarily maintained by Genco or, prior to the Genco Organization Date, REI with respect to the Genco Assets, other than changes which are consistent with Good Operating Practices.

                           7.12.2 Sell, lease (as lessor), encumber, pledge,
                  transfer or otherwise dispose of, any material Genco Assets individually or in the aggregate (except for Genco Assets used, consumed or replaced in the ordinary course of business consistent with past practices of Genco or, prior to the Genco Organization Date, REI and Good Operating Practices) other than encumbrances not securing any Indebtedness that arise in the ordinary course of business and do not detract from or interfere with in any material respect the value or use of such assets and pledges, mortgages, security interests or other liens securing Indebtedness of Genco or a Subsidiary of Genco permitted under Section 7.11.

                           7.12.3 Modify, amend or voluntarily terminate prior
                  to the applicable expiration date any agreements or real property leases of Genco (or, prior to the Genco Organization Date, applicable to the Genco Assets) or any of the Permits or Environmental Permits associated with the Genco Assets in any material respect, other than (a) in the ordinary course of business, to the extent consistent with the past practices of Genco or REI and with Good Operating Practices, or (b) with cause, to the extent consistent with past practices of Genco or REI or with Good Operating Practices.

                           7.12.4 Merge or consolidate with or into, or convey,
                  transfer, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or any substantial portion of its properties or assets (whether now owned or hereafter acquired) to, any Person.

                           7.12.5 Make any material change in the nature of its
                  business as carried on at the date hereof.

                           7.12.6 Not make any loan or advance to, or engage in
                  any transaction with, an Affiliate of Genco except (a) on terms no less favorable to Genco than could be obtained in a comparable arm's-length transaction with a Person not an Affiliate of Genco, (b) transactions permitted by agreements specifically identified herein or in the Master Separation Agreement, (c) the payment of reasonable compensation to the directors and officers of Genco and (d) loans, advances, or equity contributions to Subsidiaries of Genco all of the capital stock of which is owned, directly or indirectly through another Subsidiary or Subsidiaries, by Genco.

                           7.12.7 Construct or acquire new generation plants or
                  capacity.

                           7.12.8 Become a general partner in any general or
                  limited partnership or joint venture.

                           7.12.9 Engage in hedging transactions or other
                  transactions in contracts or financial instruments under which Genco is exposed to market risk related to commodity prices, interest rates or currency exchange rates except in compliance with Regco's policies regarding such transactions.

                           7.12.10 Except as otherwise provided herein, enter
                  into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing Section 7.12.1 through 7.12.9.

                  7.13 Reporting Requirements. Genco (or, prior to the Genco Organization Date, REI) will furnish to Resources:

                           7.13.1 Beginning on the Genco Organization Date, as
                  soon as available and in any event within 15 days after the end of each quarter, a balance sheet of Genco LP as of the end of such quarter and statements of income and cash flows of Genco LP for the period beginning at the end of the last fiscal year and ending with the end of such quarter, duly certified by its principal accounting officer as having been prepared in accordance with generally accepted accounting principles, provided that following the date on which Genco becomes the indirect beneficial owner of all interests in Genco LP, such statements shall be those of Genco rather than Genco LP;

                           7.13.2 Beginning on the Genco Organization Date, as
                  soon as available and in any event within 90 days after the end of each fiscal year of Genco LP, a balance sheet of Genco LP as of the end of such year and statements of income and cash flows of Genco LP for the year then ended, accompanied by a report of Genco LP's independent public accountants; provided that following the date on which Genco becomes the indirect beneficial owner of all the interests in Genco LP, such statements shall be those of Genco rather than Genco LP; and

                           7.13.3 Beginning on the Genco Public Ownership Date,
                  promptly after the sending or filing thereof, copies of all reports that Genco sends to any of its security holders, and copies of all reports, registration statements or other statements that Genco files with the Securities and Exchange Commission.

                  7.14 Obtain PUCT Final Order. Genco will use its best efforts to obtain prior to the beginning of the Option Period any and all Final Orders (as such term is defined in the Master Separation Agreement) from the PUCT and any other necessary Governmental Authority necessary for (i) the facilities (as such term is used in Section 32 of the Public Utility Holding Company Act of 1935, as amended) of Genco to become eligible facilities (as such term is defined in such Act) and (ii) Genco to become an "exempt wholesale generator" under such Act, which Final Orders shall include, without limitation, the determinations required by Section 32(c) of such Act.

                                  ARTICLE VIII
                               Governance Matters

                  8.1 Board Composition. At least three persons who qualify as Independent Directors shall be appointed to the Board of Directors of Genco no later than three months following the Genco Public Ownership Date, provided that to the extent permitted by applicable stock exchange and other requirements two Independent Directors may be so designated no later than such time and the appointment of the third Independent Director may be delayed until a date no later than twelve months following the Genco Public Ownership Date. Thereafter, Regco shall use reasonable efforts (including voting its shares of Genco Common Stock) to ensure that the Board of Directors of Genco includes at least three Independent Directors at all times prior to the Option Closing Date or, if the Option is not exercised, the Option Expiration Date.

                  8.2 Charter and By-law Amendments. The certificate or articles of incorporation and by-laws of Genco shall not authorize any class of stock other than the Genco Common Stock, or provide for a board of directors divided into classes or contain any provisions requiring a higher vote of the Genco Common Stock on any matter than is required by applicable law or any provisions which would impose restrictions or have any other effects set forth in Section
5.3 of the Master Separation Agreement with respect to Resources as a stockholder of Genco or a Person who may become a stockholder of Genco. Prior to the Option Closing Date or, if the Option is not exercised, the Option Expiration Date, Genco shall not amend its certificate or articles of incorporation or bylaws or adopt any shareholder rights plan, except for (a) amendments to conform to requirements of any national securities exchange or transactions reporting system on which the Genco Common Stock is listed or quoted or (b) amendments which (i) are not adverse to Regco in any material respect, (ii) would not result in disparate treatment of Resources as a stockholder or as a Person who may become a stockholder following exercise of the Option and (iii) would not have any of the other effects set forth in
Section 5.3 of the Master Separation Agreement.

                  8.3 Chief Executive Officer. From and after the Genco Public Ownership Date and prior to the Option Closing Date or, if the Option is not exercised, the Option Expiration Date, the Chief Executive Officer of Genco shall at all times be a full time employee of Genco.

                                   ARTICLE IX
                         Tax Covenants of REI and Regco

                  REI covenants and agrees, for itself and on behalf of Regco, to comply with the covenants set forth in this Article IX until the Option Closing Date or, if the Option is not exercised, the Option Expiration Date. In connection with the transactions occurring on the Restructuring Date, REI covenants and agrees to cause Regco to expressly assume the obligations under this Agreement required to be performed by REI and by Regco.

                  9.1 Except as set forth on Schedule 9.1, on the Option Closing Date, there will be no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of REI, Regco or any Subsidiary of REI or Regco.

                  9.2 On the Option Closing Date, except as set forth on
Schedule 9.2, no property owned by REI, Regco or any subsidiary of REI or Regco
(i) will be property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) will constitute "tax-exempt use property" within the meaning of Section 168(h)(1) of the Internal Revenue Code of 1986 (the "Code") or (iii) will be "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code.

                  9.3 On the Option Closing Date, Genco will not be a foreign person within the meaning of Section 1445 of the Code.

                  9.4 On the Option Closing Date, Genco will be a member of a "selling consolidated group" as such term is defined in Treasury Regulation
Section 1.338(h)(10)-1(c).

                  9.5 Except as set forth on Schedule 9.5, on the Option Closing Date, none of REI, Regco or any Subsidiary of REI or Regco will be a party to, be bound by or have any obligations under any Tax sharing agreement, any Tax indemnification agreement or similar contract or arrangement.

                  9.6 Except as set forth on Schedule 9.6, on the Option Closing Date, no tax audits or other administrative proceedings or court proceedings will be presently pending with regard to any Taxes for which Genco or any Subsidiary of Genco will be liable except for audits or proceedings which would not have a Material Adverse Effect.

                  9.7 Except as would not have, individually or in the aggregate, a Material Adverse Effect, on the Option Closing Date, none of REI, Regco or any Subsidiary of REI or Regco will have executed or entered into (or prior to the close of business on the Option Closing Date will execute or enter into) with any taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which Genco or any Subsidiary of Genco would or could be liable or (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operations of Genco or any Subsidiary of Genco.

                  9.8 Except as would not have, individually or in the aggregate, a Material Adverse Effect, on the Option Closing Date, none of Genco or any Subsidiary of Genco will have made any payments, will be obligated to make any payments, or will be a party to any agreement or other arrangement that could obligate it to make any payments that would not be deductible under
Section 280G of the Code.

                  9.9 Except as would not have, individually or in the aggregate, a Material Adverse Effect, on the Option Closing Date, each of Genco and any Subsidiary of Genco will have collected and withheld all Taxes that it will have been required to collect or withhold and will have timely submitted all such collected and withheld Taxes to the appropriate authorities. Each of Genco or any Subsidiary of Genco will have complied and will be in compliance with all applicable laws, rules and regulations relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected or withheld.

                  9.10 On the Option Closing Date, none of Genco or any Subsidiary of Genco will have made an election or filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by such entity.

                  9.11 On the Option Closing Date, no claim will ever have been made by an authority in a jurisdiction where any of Genco or any Subsidiary of Genco did not or will not have filed Tax returns that such Company or such Subsidiary of any Company will be or may be subject to taxation by that jurisdiction.

                  9.12 REI will take all necessary actions to ensure that each of Sections 9.1 to 9.11 are true on the Option Closing Date.

                                    ARTICLE X
                                   Tax Matters

                  10.1 Election Under Section 338(h)(10).

                  (a) REI, for itself and on behalf of Regco ("Seller"), and Resources shall make a joint election for Genco under Section 338(h)(10) of the Code and under any comparable provisions of state or local law (an "Election") with respect to the purchase of the Genco Common Stock. Seller and Resources shall mutually execute and complete copies of IRS Form 8023 and any similar state or local forms no later than 60 days prior to the due date (including extensions) for filing such forms or the Tax Returns to which such forms must be attached. If any changes are required in these forms as a result of information that is first available after such forms are prepared, the parties will promptly agree on such changes.

                  (b) Resources shall prepare and submit to Seller a proposed allocation of the Modified Adjusted Deemed Sales Price (as defined in Treasury Regulation Section 1.338(h)(10)-1(f)) for Genco among the assets of Genco as soon as practicable after the Option Closing Date. Seller shall approve and agree to the proposed allocation unless Seller reasonably determines that the proposed allocation is improper. Neither Resources nor Seller shall take any action inconsistent with, or fail to take any action necessary for, the validity of the Election, and, if an allocation schedule is agreed to by Resources and Seller, Resources and Seller shall adopt and utilize the asset values as determined on the allocation schedule for the purpose of all Tax Returns filed by them unless otherwise required by applicable law.

                  10.2 Tax Returns. Seller shall cause Genco and its Subsidiaries to prepare and file at the Seller's expense (i) all Tax Returns of Genco and its Subsidiaries which are required to be filed (taking into account extensions of time to file) on or before the Option Closing Date and (ii) all federal and state income and franchise Tax Returns of Genco and its Subsidiaries for all periods ending on or prior to the Option Closing Date. Resources shall prepare and file (or cause to be prepared and filed) at its own expense all other Tax Returns of Genco and its Subsidiaries. If either Resources, on the one hand, or Seller, on the other hand, may be liable for any material portion of the Tax payable in connection with any Tax Return to be filed by the other, the party responsible under this Section 10.2 for filing such return (the "Preparer") shall prepare and deliver to the other party (the "Payor") a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable hereunder not later than 30 days before the Due Date (as defined in Section 10.12 of this Agreement). The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor's consent thereto, or the Due Date. The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable reflected on such Tax Return. The Preparer shall, in preparing such return, cause the items for which the Payor is liable hereunder to be reflected in accordance with the Payor's instructions (unless, in the opinion of nationally recognized tax counsel to the Preparer, complying with the Payor's instructions would likely subject the Preparer to any criminal penalty or to civil penalties) and, in the absence of having received such instructions, in accordance with past practice.

                  If the Preparer fails to satisfy its obligations pursuant to this Section 10.2, the Payor shall have no obligation to indemnify the Preparer for any Taxes which are reflected on any such Tax Return if and to the extent the Payor was actually prejudiced by such failure, and shall retain any and all remedies it may otherwise have which arise out of such failure.

                  10.3 Transfer Taxes. All excise, transfer, stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by Seller to Resources of the Genco Common Stock (the "Transfer Taxes"), shall be borne 50% by Resources and 50% by Seller. Notwithstanding Section 10.2 of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by Resources, and Resources will use its reasonable efforts to provide such Tax Returns to Seller at least 10 days prior to the Due Date for such Tax Returns.

                  10.4 Indemnification.

                  (a) Seller's Indemnification of Resources. Seller shall indemnify Resources from, against and in respect of (A) any Taxes imposed on Genco or any Subsidiary of Genco with respect to any taxable period, or portion thereof, ending on or before the Option Closing Date; and (B) any Transfer Taxes for which Seller is liable pursuant to
         Section 10.3 hereof.

                  (b) Resource's Indemnification of Seller. Resources shall indemnify Seller from, against and in respect of any liability of Seller or its Subsidiaries for (A) any Taxes imposed on Genco or any Subsidiary of Genco with respect to any taxable period, or portion thereof, beginning on or after the Option Closing Date; and (B) any Transfer Taxes for which Resources is liable pursuant to Section 10.3 hereof.

                  10.5 Computation of Tax Liabilities.

                  (a) Proration of Taxes and Earnings and Profits. To the extent permitted by law or administrative practice, the taxable years of Genco and its Subsidiaries shall end on and include the Option Closing Date. Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, of Genco or any Subsidiary of Genco for a portion of a taxable year or period that begins before and ends after the Option Closing Date, the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Option Closing Date shall be determined by assuming that the taxable year or period ended on and included the Option Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Option Closing Date as compared to the number of days in the annual period elapsing after the Option Closing Date.

                  (b) Standalone Basis. Whenever it is necessary to determine the liability of Genco or any Subsidiary of Genco for Taxes, such liability shall be computed as if Genco or such Subsidiary of Genco was not a member of Seller's consolidated, affiliated, combined or unitary group for Tax purposes.

                  10.6 Contest Provisions.

                  (a) Notification of Contests. Each of Resources, on the one hand, and Seller, on the other hand (the "Recipient"), shall notify the Vice President - Taxes or chief tax officer of the other party in writing within 45 days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments (a "Tax Audit") which are likely to affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if and to the extent that such other party is actually prejudiced by such failure to give notice.

                  (b) Which Party Controls.

                  (1) Seller's Items. If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Option Closing Date or for any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Audit.

                  (2) Resource's Items. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Option Closing Date or for any Taxes for which Resources is liable in full hereunder, Resources shall at its expense control the defense and settlement of such Tax Audit.

                  (3) Combined and Mixed Items. If such Tax Audit relates to Taxes for which both Seller and Resources are liable hereunder, to the extent practicable such Tax Items (as defined in Section 10.12 of this Agreement) will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Option Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, the party which has the greater potential liability for those Tax Items that cannot be so attributed or separated (or both) shall control the defense of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.

                  (4) Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense.

                  10.7 Resource's Claiming, Receiving or Using of Refunds and Overpayments. If after the Closing, Resources, Genco, or any Subsidiary of Genco
(A) receives any refund or (B) utilizes the benefit of any overpayment of Taxes which, in each case (A) and (B), (x) relates to Taxes paid by Seller or Genco, or any Subsidiary of Genco with respect to a taxable period, or portion thereof, ending on or before the Option Closing Date, or (y) is the subject of indemnification by Seller pursuant to this Agreement, Resources shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) resolved or utilized by Resources, Genco, or any Subsidiary of Genco. Resources agrees to notify Seller within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Resources agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

                  10.8 Resolution of All Tax-Related Disputes. In the event that Seller and Resources cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to Seller and Resources, whose decision shall be final and binding upon all Persons involved and whose expenses shall be shared equally by Seller, on the one hand, and Resources on the other hand.

                  10.9 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, binding Genco or any Subsidiary of Genco, shall be terminated as of the Option Closing Date.

                  10.10 Assistance and Cooperation. The parties agree that, after the Option Closing Date:

                  (a) Resources, on the one hand, and Seller, on the other hand, shall each assist the other (and cause its respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

                  (b) Resources, on the one hand, and Seller, on the other hand, shall cooperate fully in preparing for any Tax audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of Genco or any Subsidiary of Genco.

                  (c) Resources, on the one hand, and Seller, on the other hand, shall make available to each other upon written request and to any taxing authority as reasonably requested in writing all relevant books and records relating to Tax Returns or Taxes of Genco or a Subsidiary of Genco. Any such information shall be kept strictly confidential;

                  (d) Resources, on the one hand, and Seller, on the other hand, shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

                  (e) Except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

                  10.11 This Article X alone shall govern the procedure for all Tax indemnification claims, notwithstanding any provision of Article XI or of
Article IX of the Master Separation Agreement.

                  10.12 For purposes of this Agreement, "Due Date" shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions);

and "Tax Item" shall mean, with respect to Taxes, any item of income, gain deduction, loss or credit or other tax attribute.

                                   ARTICLE XI
                               Dispute Resolution

                  11.1 If a dispute, claim or controversy arises out of or in connection with this Agreement, the parties agree to use the procedures set forth in Article IX of the Master Separation Agreement, in lieu of either party pursuing other available remedies, to resolve the same.

                  11.2 Notwithstanding Section 11.1 or any other provision hereof, it is understood and agreed that Resources would suffer irreparable harm by reason of any failure of Regco to perform its obligations under Article III or Section 6.1, and that Resources shall therefore be entitled, in addition to and not in limitation of all other remedies, to the remedy of specific performance with respect to any breach or default by Regco of its obligations under Article III or Section 6.1. This provision shall take precedence over any other dispute resolution, remedial or other provision of the Master Separation Agreement, this Agreement, or any other agreement or contract between the parties.

                                   ARTICLE XII
                                  Miscellaneous

                  12.1 Modifications to this Agreement Arising from Amendment of the Utilities Code. To the extent any change effective after the date of this Agreement to any provision of the Utilities Code (including without limitation
Section 39.262(c) or Section 39.262(h)(3)) accelerates or allows the acceleration of the filing required by Section 39.262(c) or shortens or otherwise modifies the 30-trading day period or the 120-trading day period for the partial stock valuation method in Section 39.262(h)(3) or such other section that may be used to perform the market valuation of Texas Genco, the dates and periods set forth in this Agreement shall be adjusted by agreement of the parties in order to preserve the essential regulatory and other objectives of the transaction intended by the parties.

                  12.2 Amendments. This Agreement shall not be supplemented, amended or modified in any manner whatsoever (including by course of dealing or of performance or usage of trade) except in writing signed by the parties.

                  12.3 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party shall assign this Agreement or any rights herein without the prior written consent of the other party, which may be withheld for any or no reason.

                  12.4 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed to the attention of the addressee's General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

                  12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  12.6 Headings. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Articles or Sections in which they appear or to which they relate.

                  12.7 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted.

                  12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

                  12.9 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity, other than the Parties and their respective Subsidiaries and Affiliates, as the case may be, any rights or remedies under or by reason of this Agreement or any transaction contemplated thereby.

                  12.10 Reservation of Rights. The waiver by either party of any of its rights or remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other rights or remedies which that party shall have available to it, nor shall such waiver operate to waive the party's rights to any remedies due to a future breach, whether of a similar or different nature. The failure or delay of a party in exercising any rights granted to it hereunder shall not constitute a waiver of any such right and that party may exercise that right at any time. Any single or partial exercise of any particular right by a party shall exhaust the same or constitute a waiver of any other right.

                  12.11 Entire Agreement. All understandings, representations, warranties and agreements, if any, heretofore existing between the parties regarding the subject matter hereof are merged into this Agreement, which fully and completely express the agreement of the parties with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the undersigned, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.


                                       RELIANT ENERGY, INCORPORATED



                                       By
                                         --------------------------



                                       RELIANT RESOURCES, INC.



                                       By
                                         --------------------------